Exhibit 21.1

Artificial Intelligence Systems Inc.

Subsidiaries

Name	Jurisdiction of Incorporation
On the Move Experience, LLC	Texas
On the OMV Transports, LLC	Texas
Robotic Assistance Devices, Inc.	Nevada